EXHIBIT 4.1

                                    AMENDMENT
                                     TO THE
                            COMFORT SYSTEMS USA, INC.
                        1998 EMPLOYEE STOCK PURCHASE PLAN

      This Amendment to the Comfort Systems USA, Inc. (the "Company") 1998 Employee Stock Purchase Plan (the "Amendment") is executed pursuant to Section
8.1 of the Company's 1998 Employee Stock Purchase Plan (the "Plan"). All capitalized and undefined terms used herein shall have the meanings ascribed to such terms in the Plan.

      WHEREAS, the Company's Board of Directors (the "Board") is authorized by
Section 8.1 of the Plan to amend the Plan from time to time, subject to any required stockholder approval of any such amendments; and

      WHEREAS, at a meeting of the Board on March 3, 2000 the Board authorized an increase in the number of shares authorized for issuance under the Purchase Plan by 600,000; and

      WHEREAS, at the annual meeting of stockholders held on May 18, 2000, the Company's stockholders approved the Amendment.

      NOW, THEREFORE, in order to amend Section 4.1 of the Purchase Plan as authorized by the Board and approved by the stockholders:

      1. The first sentence of Section 4.1 of the Purchase Plan is hereby revised in its entirety to read as follows:

            "Subjects to the adjustments in Sections 4.2 and 4.3, an aggregate of Nine Hundred Thousand (900,000) shares of Common Stock shall be available for purchase by Participants pursuant to the provisions of the Plan."

      2. Except as amended hereby, the terms and provisions of the Plan shall remain in full force and effect, and the Plan and this Amendment shall be read, taken and construed as one and the same instrument.

            IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing Amendment to the Plan by the directors of the Company and approval and adoption thereof by the stockholders of the Company, the Company has caused this Amendment to be duly executed in its name and behalf by its proper officers thereunto duly authorized as of the 20th day of May, 2000.

                                    COMFORT SYSTEMS USA, INC.


                                    By:/S/ WILLIAM GEORGE
                                           William George
                                           Senior Vice President